SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

    THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of August 4, 2022 (the “Effective Date”), is entered into by and between FIGS, Inc. (the “Company”) and Heather Hasson (“Executive”). The Company and Executive are referred to herein as the “parties.”
RECITALS
WHEREAS, the Company and Executive previously entered into that certain Amended and Restated Employment Agreement, effective as of May 26, 2021 (the “Prior Agreement”), pursuant to which Executive has been employed by the Company as its Co-Chief Executive Officer;
WHEREAS, the Company and Executive desire for Executive to transition from her position as Co-Chief Executive Officer of the Company to that of Executive Chair of the Board of Directors of the Company (the “Board”), effective as of the Effective Date; and
WHEREAS, in connection with such transition, the Company and Executive desire to amend and restate the Prior Agreement in its entirety on the terms and conditions set forth herein, effective as of the Effective Date.
NOW, THEREFORE, in consideration of the promises and obligations set forth below and for other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the Company and Executive agree and intend to be legally bound, as follows:
AGREEMENT
1.POSITION AND DUTIES. Effective as of the Effective Date, (i) Executive hereby resigns as the Co-Chief Executive Officer of the Company and (ii) commences service as the Executive Chair of the Board. As Executive Chair, Executive’s duties, responsibilities and authorities shall include (a) developing and executing strategies related to innovation on product in collaboration with Company management and the Board, (b) serving as an advisor to the Company’s Chief Executive Officer, (c) working with Company management and the Board to further the goals and objectives of the Company consistent with the usual and customary duties of a chair of a public company board of directors and (d) such other duties, responsibilities and/or authorities mutually agreed by the Board and Executive. Executive acknowledges and agrees that none of (i) her change in position from Co-Chief Executive Officer of the Company to Executive Chair of the Board, (ii) the appointment of Catherine “Trina” Spear as the sole Chief Executive Officer of the Company, and/or (iii) entering into this Agreement (including any changes herein to Executive’s compensation), in any case, constitute or will constitute an event giving rise to “Good Reason” for purposes of this Agreement or any other agreement between Executive and the Company and/or its affiliates.
2.OBLIGATIONS TO THE COMPANY. During the Term (as defined below), Executive shall not, directly or indirectly, (a) engage or participate in any outside activity that would, or would reasonably be expected to, conflict with the best interests of the Company or Executive’s duties to the Company, or (b) provide services to or invest in any corporation or other entity that competes or intends to compete with the business of the Company; provided, however, that nothing in this section shall prevent Executive from providing services to or investing in any corporation or other entity so long as it does not engage in the manufacturing, design, marketing or sale of healthcare apparel or other uniform categories. Notwithstanding anything to the contrary contained herein, Executive shall not be required to devote her full business time and attention to the business and affairs of the Company, and nothing herein shall prohibit Executive from participating in any outside activity, provided that such activity does not violate any of Executive’s obligations under this Agreement.
3.COMPENSATION AND BENEFITS.
(a)Base Salary. Effective as of the Effective Date, Executive agrees that she shall not be entitled to receive a base salary. Executive acknowledges and agrees that the Option, the RSU Award (each, as defined below), and Executive’s continued eligibility for Company employee benefits under this Agreement constitute full payment of wages earned by Executive for her employment with the Company and its affiliates on and following the Effective Date.
(b)Bonus. With respect to fiscal year 2022, Executive will be eligible to earn an annual bonus (the “Annual Bonus”) targeted at an amount equal to 100% of Executive’s base salary earned with respect to such year, which may be earned in an amount up to a maximum of 200% of Executive’s base salary earned with respect to such year (if maximum performance goals are achieved). Pursuant to the Company’s 2022 bonus plan, the amount of the Annual Bonus will be determined in the sole discretion of the Compensation Committee of the Board (“Compensation Committee”) and based, in part, on Executive’s performance and the performance of the Company during the calendar year, as well as any other criteria the Compensation Committee deems relevant. The Company will pay Executive the Annual Bonus, if any, no later than March 15, 2023. Except as otherwise provided in Section 4(e), the Annual Bonus is not earned until paid and no pro-rated amount will be paid if Executive’s employment terminates for any reason prior to the payment date. Commencing with fiscal year 2023, Executive will not be eligible to earn any Annual Bonus or other bonus pursuant to this Agreement.
(c)Benefits. During the Term, while Executive is employed by the Company, Executive (and her spouse and dependents, as applicable) shall, subject to and in accordance with the terms of the applicable plan documents and all applicable laws, be entitled, at the sole cost of the Company, to participate in the health, welfare, retirement, vacation and other employee benefit plans, practices, policies and programs generally available to other senior executives of the Company, as may be in effect from time to time (the “Benefit Plans”), subject in each case to the generally applicable terms and conditions of the Benefit Plan in question and to the determinations of any person or committee administering such Benefit Plan. If the Company is otherwise unable to continue to cover Executive under its group health plans without violating law or incurring penalties (including, without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act) then, in either case, Executive agrees that the employee portion of the relevant premium payment(s) may be taxable to Executive. The coverage provided to Executive (and her spouse and/or dependents, as applicable) will be provided to Executive (and her spouse and/or dependents, as applicable) on a tax-neutral basis to Executive (that is, as if the coverage were tax-free to Executive). The Company will implement the preceding sentence by making additional payments to Executive so that the net effect to Executive and Executive’s family will be as if the coverage were tax-free to Executive. Any such payments will be made to Executive no later than the sixtieth (60th) day of the calendar year following the year of coverage, but Executive will not have control over the year in which the Company chooses to make such payments. To the extent that Executive is required to make filing(s) under the Hart-Scott-Rodino Act with respect to the acquisition of Company securities, the Company will pay the filing and legal fees associated with such filings.
(d)Expenses. During the Term, Executive shall be eligible for prompt reimbursement for business expenses reasonably and actually incurred and properly documented by Executive in accordance with the policies of the Company as may be in effect from time to time.

(e)Equity Awards.
(i) The parties agree and acknowledge that the Company previously granted to Executive the following equity awards that remain outstanding as of the Effective Date: (A) stock options granted February 22, 2018, June 27, 2018 and June 26, 2020 and a restricted stock unit award granted June 26, 2020 (collectively, the “Pre-IPO Awards”); and (B) a stock option granted May 26, 2021 and a restricted stock unit award granted June 1, 2021 (collectively with the Pre-IPO Awards, the “Existing Equity Awards”). Following the Effective Date, the Existing Equity Awards will remain outstanding and continue to vest and become exercisable (as applicable) in accordance with their terms.
(ii) On August 9, 2022, the Company shall grant, subject to Executive’s continued employment through the applicable grant date, to Executive equity-based compensation awards pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”). Of such awards, 75% shall be granted in the form of a stock option (the “Option”) and the remaining 25% shall be granted in the form of a restricted stock unit award (the “RSU Award” and, together with the Existing Equity Awards, the Option, and any future equity awards granted to Executive, the “Awards”).
(iii) The Option shall be a nonqualified stock option, shall have an exercise price per share equal to the closing price of the Company’s Class A common stock on the applicable grant date, and shall have a maximum term of ten years from the applicable grant date. The number of shares of Company common stock subject to the Option shall be determined by dividing $13,603,183 by the per share Black-Scholes valuation as of the applicable grant date, utilizing materially the same assumptions that the Company uses in the preparation of its financial statements. Subject to Executive’s continued service with the Company through the applicable vesting date, the Option shall vest and become exercisable as follows: in 29 substantially equal installments on each monthly anniversary of the Effective Date; provided, that the final installment shall vest on December 31, 2024 (rather than January 4, 2025).
(iv) The number of shares of the Company’s Class A common stock subject to the RSU Award shall be determined by dividing $11,320,485 by the closing price of the Company’s Class A common stock on the applicable grant date. Subject to Executive’s continued service with the Company through the applicable vesting date, the RSU Award shall vest as follows: in 10 substantially equal installments on each quarterly anniversary of the Effective Date; provided, that the final installment shall vest on December 31, 2024 (rather than February 4, 2025).
(v) The terms and conditions of the Option and RSU Award shall be set forth in a stock option award agreement and restricted stock unit award agreement, respectively, to be entered into by Executive and the Company (the “Award Agreements”). Except as otherwise specifically provided in this Agreement, the Award Agreements shall be consistent with the respective publicly-available form award agreements, and each Award shall be governed in all respects by the terms of and conditions of the Plan and the applicable Award Agreement.
(vi) Notwithstanding the foregoing, upon a Change in Control, Executive will be entitled to 100% vesting acceleration of all then-unvested shares subject to the Pre-IPO Awards. Notwithstanding anything to the contrary in this Agreement or any other agreement, for purposes of this Section 3(e)(vi), “Change in Control” for any Pre-IPO Award shall have the meaning set forth in the Company’s 2016 Equity Incentive Plan.

4.TERM; EFFECT OF TERMINATION OF EMPLOYMENT.
(a)The parties acknowledge that Executive has been an employee of the Company prior to the date of this Agreement and that Executive’s at-will employment under this Agreement shall commence on the Effective Date. The Term of this Agreement shall commence on the Effective Date and continue until December 31, 2024, unless earlier terminated pursuant to this Section 4 (the “Term”). Following the natural expiration of the Term, Executive shall continue as an at-will employee of the Company. Executive’s post-termination obligations pursuant to Sections 5-8 and 10(d) of this Agreement (“Continuing Obligations”) shall survive the expiration/termination of this Agreement and/or Executive’s employment, however caused. The Company’s obligations under Section 7 shall survive the expiration/termination of this Agreement and/or Executive’s employment, however caused.
(b)If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall not be entitled to receive any compensation, severance, bonus or other similar payments, except for payments of earned compensation and benefits, in each case through the date of termination, and the Company shall have no further obligation to Executive or liability under this Agreement by way of compensation or otherwise.
(c)If Executive’s employment is terminated due to her death or Disability, she will receive 100% vesting acceleration of all then-unvested shares subject to the Awards.
(d)If, during the Term, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason other than during a Change in Control Period (as defined below), then Executive shall be entitled to, in addition to payments of benefits accrued, in each case through the date of termination:
(i) 100% vesting acceleration of all then-unvested shares subject to the Existing Equity Awards and 50% vesting acceleration of all then-unvested shares subject to each of the Option and the RSU Award; and
(ii) regardless of whether she elects continuation coverage, a lump-sum cash payment in an amount equal to 200% of the cost of eighteen (18) months of COBRA medical continuation premiums (based on Executive’s elections in effect as of immediately prior to such termination), paid in a lump-sum within thirty (30) days following the date of termination (the “COBRA Payment”).
(e)If, during the Term, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the time period commencing three (3) months before the effective date of a Change in Control and ending on the date that is twelve (12) months after the effective date of a Change in Control (the “Change in Control Period”), then Executive shall be entitled to, in addition to payments of benefits accrued, in each case through the date of termination:

(i) 100% vesting acceleration of all then-unvested shares subject to the Awards;
(ii) the COBRA Payment; and

(iii) if the termination date occurs prior to the payment of Executive’s Annual Bonus for fiscal year 2022, an amount equal to Executive’s Annual Bonus target for fiscal year 2022, payable within 30 days following the date of termination.
For the avoidance of doubt, the Change in Control Period, and the Company’s obligation to provide the payments and benefits set forth in this Section 4(e), shall extend for a period of twelve (12) calendar months beginning on the date of the Change in Control, and shall continue irrespective of whether the Term naturally terminates during the Change in Control Period.
(f)Notwithstanding anything to the contrary in this Section 4, Executive will be entitled to the benefits outlined in Section 4(d) and Section 4(e) (as applicable) in the event she is terminated by the Company without Cause or terminates her employment for Good Reason, in each case, only if she executes, delivers and does not revoke a general waiver and release of all claims against the Company and any parent, subsidiary and affiliate thereof in a form substantially similar to Exhibit A hereto (the “Release”) and such Release shall have become effective by its terms prior to the sixtieth (60th) day following the termination date, and with respect to any continuing payments has not been found to be in breach of her Continuing Obligations as of the date of a payment.
5.CONFIDENTIAL INFORMATION AND OTHER COMPANY POLICIES.
a.Executive acknowledges that she remains bound by and in compliance with the terms and conditions of that Employee Confidential Information and Inventions Assignment Agreement entered into by and between Executive and the Company on January 28, 2013. Executive agrees to be bound by and comply fully with any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement.
b.In addition, in accordance with the Defend Trade Secrets Act of 2016, the Company notifies Executive that federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (1) where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2).
c.Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority

(collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. In addition, nothing contained in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
6.NON-SOLICITATION. During the Term and for one (1) year after the termination of Executive’s employment with the Company, Executive will not use the Company’s confidential information, directly or indirectly (including through any agent, estates, trustee, family members or other representatives, including attorneys, accountants, consultants, bankers and financial advisors, of Executive or any other person) to induce, attempt to induce, solicit or attempt to solicit any employee of the Company or any subsidiary to leave his or her employment, consulting or independent contractor relationship with the Company or such subsidiary; provided, however, that, Executive shall not be precluded from hiring, retaining, employing or otherwise engaging any such individual who responds to any public advertisement not specifically targeted at such individual. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the Change in Control Period, the post-termination non-solicitation restrictions of this Section 6 shall not be a Continuing Obligation and shall be rendered null and void with no effect, provided that Executive executes the Release and has not been found to be in breach of the remaining Continuing Obligations as of the date on which Executive executes the Release.
7.MUTUAL NON-DISPARAGEMENT. During the Term and thereafter, Executive shall not make to any person or entity, including but not limited to competitors, customers or vendors of the Company or any subsidiary or affiliated entity, any statement that disparages, discredits, or defames the Company, including but not limited to disparaging, discrediting or defamatory statements regarding the Company’s financial condition, the Company’s products, or the directors, officers, managers, and employees of the Company. During the Term and thereafter, the Company shall not make any statement that disparages, discredits, or defames Executive to any person or entity, including but not limited to competitors, customers or vendors of the Company or any subsidiary or affiliated entity, and the Company shall instruct its respective officers and directors to not disparage, discredit or defame Executive to any person or entity; provided, that, this Section 7 shall not in any way preclude Executive and the Board or officers from engaging, during the Term, in performance reviews or other discourse relating to Executive’s performance, or otherwise discussing or conducting the business of the Company in the ordinary course. Notwithstanding the foregoing, nothing in this Section 7 shall preclude Executive or the Company from making truthful statements required by applicable law, regulation or legal process, or in connection with any formal action to enforce their respective rights under this Agreement, as applicable.
8.ENFORCEMENT/REMEDIES.
(a)Arbitration. Executive acknowledges that she remains bound by and in compliance with the terms and conditions of that Arbitration Agreement entered into by and between Executive and the Company, attached hereto as Exhibit B (the “Arbitration Agreement”).
(b)Equitable Relief. The agreement to arbitrate set forth in Section 8(a) does not prohibit either party from filing an application for a provisional remedy or equitable relief to prevent actual or threatened irreparable harm in accordance with California law, including for breach or threatened breach of Sections 5 through 8 of this Agreement.
9.DEFINITIONS. As used in this Agreement, the following terms have the following meanings:
(a)“Cause” means one or more of the following events, as determined by the majority of disinterested members of the Board: (i) Executive’s commission of theft, embezzlement, fraud, dishonesty, misappropriation, or similar conduct against the Company, any subsidiary or any affiliated entity; (ii) Executive’s conviction for, or entry of a plea of guilty or nolo contendere to, a non-vehicular felony; or (iii) Executive’s gross negligence or willful or intentional misconduct in the performance of Executive’s duties.
(b)“Change in Control” shall have the meaning set forth in the Plan.
(c)“Disability” means Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(d)“Good Reason” means the occurrence of any of the following events without Executive’s consent: (i) any material reduction in Executive’s authority, responsibilities or duties; or (ii) the Company’s material breach of any of its obligations under this Agreement; provided, however, that any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (A) Executive gives the Company written notice, within ninety (90) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s), of Executive’s intent to terminate for Good Reason; (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of such written notice (such 30-day period, the “Cure Period”); and (C) Executive voluntarily terminates her employment within thirty (30) days following the end of the Cure Period.
10.GENERAL.
(a)Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any part, clause, or condition of this Agreement is held to be partially or wholly invalid, unenforceable, or inoperative for any reason whatsoever, such invalid provision shall not affect any other provision or portion hereof, which shall continue to be effective as though such invalid, unenforceable or inoperative part, clause or condition had not been made.
(b)Representations and Warranties. Executive represents and warrants that: (i) Executive’s employment with the Company does not and will not breach any agreements with or duties to any third party; (ii) Executive has no obligations or commitments inconsistent with the terms of this Agreement; and (iii) Executive will not enter into any agreement or engage in any activity which would conflict with this Agreement or which would otherwise materially interfere with Executive’s duties hereunder.
(c)Survival of Obligations. Termination of Executive’s employment, however caused, shall not affect Executive’s Continuing Obligations. Executive agrees that after leaving the employ of the Company for any reason, whether initiated by Executive or the

Company, the Company may notify Executive’s new employer about the Continuing Obligations.
(d)Cooperation. Following Executive’s termination of employment, if requested by the Company, Executive agrees to cooperate in good faith with the Company in connection with any defense, prosecution or investigation by the Company including regarding any internal investigation, actual or potential litigation, administrative or regulatory proceeding, or other such like proceeding, in which the Company may be involved as a party or non-party from time to time (other than any dispute between the Company and Executive), including without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, Executive appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and Executive providing the Company all pertinent information and documents, at reasonable times and pursuant to reasonable schedules. The Company shall reimburse Executive for the reasonable, documented out-of-pocket expenses incurred by Executive in connection with such cooperation.
(e)Notices. Any notice, request, instruction, or other document to be given hereunder by any party to any other party shall be in writing and shall be delivered personally, by overnight delivery service or by email, and shall be deemed given: (i) if delivered by hand, when delivered, (ii) if delivered by overnight delivery, one (1) business day after deposited with a nationally recognized overnight delivery service, and (iii) if sent by email, upon electronic confirmation of receipt, as follows:
If to the Company, to:
FIGS, Inc.
2834 Colorado Avenue, Suite 100
Santa Monica, California 90404
Attention: Chief Legal Officer
Email: legal@wearfigs.com
if to Executive, to:
At Executive’s most recent address on the records of the Company
Email:
(f)Waivers/Construction. Unless otherwise set forth in this Agreement, no delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
(g)Successors and Assigns; Assignment; Third Party Beneficiary. Executive shall not assign this Agreement and any attempt by Executive to do so will be deemed null and void, provided that Executive’s rights to payments hereunder shall, upon Executive’s death or incapacity, inure to the benefit of Executive’s personal or legal representatives, executors, administrators, heirs, devisees and legatees. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may be assigned by the Company to any of its affiliates, or to a person or entity which is a successor in interest to substantially all of the business operations or assets of the Company.

(h)Entire Agreement; No Oral Modification; Amendment. This Agreement contains the entire understanding of the parties with respect to the terms and conditions of Executive’s employment with the Company, and supersedes any and all prior and contemporaneous agreements, negotiations, term sheets and understandings relating to Executive’s employment with the Company (including the Prior Agreement, except as expressly set forth herein). The Existing Equity Awards will continue on their existing terms, except as expressly set forth in this Agreement, and the Founder’s Cash Sale Bonus Letter Agreement shall continue on its existing terms. This Agreement cannot be amended or modified except pursuant to a written instrument signed by Executive and an authorized signatory of the Company and approved by a majority of the members of the Board other than you. This Agreement’s terms may not be altered, modified, or amended in a manner detrimental to Executive except by a written instrument signed by the Executive that specifically references this Section 10(h).
(i)Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of California without giving effect to its conflicts or choice of law principles unless otherwise set forth herein.
(j)Executive Acknowledgment/No Inducements. Executive acknowledges that she has had the opportunity to consult with legal counsel and/or a tax advisor of Executive’s own choosing in regard to this Agreement, and that Executive has read and understands this Agreement. Executive has entered into this Agreement with the Company knowingly and voluntarily, based on Executive’s own judgment and not on any representations, inducements or promises other than those contained in this Agreement.
(k)Section Headings. The section and subsection headings of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any of its provisions.
(l)Counterparts. This Agreement may be executed by electronically and/or in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11. 409A.
a.Compliance. It is intended that the compensation paid or delivered to Executive pursuant to this Agreement is either paid in compliance with to avoid the application of an accelerated or additional tax under, or is exempt from, Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the regulations promulgated thereunder (together, “Section 409A”), and this Agreement shall be interpreted and administered accordingly. However, the Company does not warrant to Executive that all amounts paid or delivered to her will be exempt from, or paid in compliance with, Section 409A. Executive understands and agrees that Executive bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws. Executive acknowledges that she has been advised to seek the advice of a tax advisor with respect to the tax consequences of all payments pursuant to this Agreement, including any adverse tax consequence under Section 409A and applicable state tax law. If any payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, the Company (subject to the consent of the majority of the disinterested members of the Board) and Executive may (i) adopt such amendments to this Agreement, including amendments with retroactive effect, that the Company and Executive agree are necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (ii) take such other actions as the Company and Executive determine are necessary or appropriate to comply with the requirements of Section 409A. For purposes of

Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
b.Amounts Payable On Account of Termination. If and to the extent necessary to comply with Section 409A, for the purposes of determining when amounts otherwise payable on account of Executive’s termination of employment under this Agreement will be paid, “terminate,” “terminated” or “termination” or words of similar import relating to Executive’s employment with the Company, as used in this Agreement, shall be construed as the date that Executive first incurs a “separation from service” within the meaning of Section 409A from the Company. Further, to the extent any payment or benefit provided under this Agreement is deemed to be nonqualified deferred compensation that is subject to Section 409A, and if the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s “separation from service” within the meaning of Section 409A, then any such payment(s), to the extent they are subject to Section 409A, shall not be made or commence until the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” within the meaning of Section 409A and (ii) the date of Executive’s death following such “separation from service”.
c.Interpretative Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Second Amended and Restated Employment Agreement to be duly executed, effective as of the date and year first set forth above.

FIGS, INC.

By:	/s/ Jennifer Jaffe
Name:	Jennifer Jaffe
Title:	Chief People Officer

EXECUTIVE

/s/ Heather Hasson
Heather Hasson

Exhibit A
Form of Release
In consideration of the payments to be made to me pursuant to Section 4 of my Second Amended and Restated Employment Agreement with FIGS, Inc. (with any successor thereof, the “Company”) effective as of August 4, 2022 (the “Agreement”) (such payments, the “Benefits”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).
1.On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Released Parties”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with the Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes my waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act (“ADEA”); the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested, and to which I have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s insurance.

2.In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency; and (e) my right to report any violation to the Securities and Exchange Commission or any other federal or state agency. I further understand that nothing in this Release precludes me from entitlement to any monetary recovery awarded by the Securities and Exchange Commission in connection with any action asserted by the Securities and Exchange Commission. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Indemnification Agreement between me and the Company, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth in my Agreement.

3.I understand and agree that the Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

4.As part of my existing and continuing obligations to the Company, I have returned to the Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof) except that I may keep my personal copies of (i) my compensation records and (ii) materials distributed to stockholders generally. I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with the Company, or with a predecessor or successor of the Company pursuant to the terms of such agreement(s).

5.I represent and warrant that I am the sole owner of all claims relating to my employment with the Company and/or with any predecessor of the Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6.Section 5(b) - (c) of the Agreement is hereby incorporated herein by reference, and shall apply, together with any necessary conforming changes, to the provisions set forth herein.

7.I understand and agree that nothing in the Release shall be interpreted or enforced in a manner that would interfere with my rights under the National Labor Relations Act, if any, to discuss or comment on the terms and conditions of my employment.

8.I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either any Released Party or myself.

9.I understand and acknowledge that through the Release, I will be releasing the Released Parties from any and all claims I may have against them, including those under the ADEA, except as specified in the Release.

10.I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that the Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and I understand that I may revoke my acceptance of the Release in the seven (7) day period following the date I deliver a signed copy of the Release to Company. I understand that the Benefits will become available to me at such time after the Effective Date.

11.In executing the Release, I acknowledge that I have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits (except as otherwise set forth in the Agreement) and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this Release can only be changed by another written agreement signed by me and an authorized representative of the Company.

12.Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee ___________, ______.
Executed this ___________ day of ___________, ______.

Your Signature

Your Name (Please Print)
Agreed and Accepted:

FIGS, Inc.

___________________________
By:
Date:

Exhibit B
Arbitration Agreement
See attached.